Exhibit 99.1

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark. (GLOBE NEWSWIRE) – May 14, 2026 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended May 2, 2026. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II commented, “We are pleased to report a good start to 2026 with a profitable 3% sales growth supported by an increased 45.8% retail gross margin. We continue to focus on motivating our customer with newness in our merchandise assortment.”

Highlights of the First Quarter (compared to the prior year first quarter):

•Total retail sales increased 3%
•	Comparable store sales increased 3%
•	Net income of $250.6 million compared to $163.8 million
•	Earnings per share of $16.04 compared to $10.39
•	Retail gross margin of 45.8% of sales compared to 45.5% of sales
•	Operating expenses were $444.0 million (28.3% of sales) compared to $421.7 million (27.6% of sales)
•	Ending inventory increased 3%

First Quarter Results

Dillard’s reported net income for the 13 weeks ended May 2, 2026 of $250.6 million, or $16.04 per share, compared to $163.8 million, or $10.39 per share, for the 13 weeks ended May 3, 2025. Included in net income for the 13 weeks ended May 2, 2026 is a pre-tax gain on litigation settlement, net of legal fees, of $104.1 million ($79.6 million after tax or $5.10 per share) related to the Company’s favorable settlement of a long-standing lawsuit involving payment card interchange fees.

Sales

Net sales for the 13 weeks ended May 2, 2026 and May 3, 2025 were $1.568 billion and $1.529 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended May 2, 2026 and May 3, 2025 were $1.518 billion and $1.468 billion, respectively. Total retail sales increased 3% for the 13-week period ended May 2, 2026 compared to the 13-week period ended May 3, 2025. Sales in comparable stores for the same period increased 3%.

All merchandise categories reported sales increases compared to the prior year first quarter. Sales increased significantly in home and furniture, ladies’ accessories and lingerie and shoes. Sales in men’s apparel and accessories, juniors’ and children’s apparel and ladies’ apparel increased moderately while sales in cosmetics increased slightly during the quarter.

Gross Margin

Consolidated gross margin for the 13 weeks ended May 2, 2026 was 44.5% of sales compared to 43.9% of sales for the 13 weeks ended May 3, 2025.

Retail gross margin for the 13 weeks ended May 2, 2026 was 45.8% of sales compared to 45.5% of sales for the 13 weeks ended May 3, 2025. Compared to the prior year first quarter, retail gross margin increased moderately in shoes and increased slightly in ladies’ accessories and lingerie. Retail gross margin was unchanged (as a percentage) in juniors’ and children’s apparel, cosmetics and men’s apparel and accessories. Retail gross margin decreased slightly in ladies’ apparel and decreased moderately in home and furniture.

Selling, General & Administrative Expenses

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended May 2, 2026 were $444.0 million (28.3% of sales) and $421.7 million (27.6% of sales) for the 13 weeks ended May 3, 2025. The increase is largely due to higher payroll and payroll-related expenses.

Store Information

During the quarter, the Company opened a 160,000 square foot location at The Mall at Fairfield Commons in Beavercreek, Ohio. The Company operates 272 Dillard’s stores, including 28 clearance centers, spanning 30 states (totaling 46.1 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended
	May 2, 2026		May 3, 2025
		% of		% of
		Net		Net
	Amount	Sales	Amount	Sales
Net sales	$1,568.4	100.0%	$1,528.9	100.0%
Service charges and other income	20.2	1.3	18.1	1.2
	1,588.6	101.3	1,547.0	101.2

Cost of sales	870.4	55.5	857.7	56.1
Selling, general and administrative expenses	444.0	28.3	421.7	27.6
Depreciation and amortization	43.3	2.8	44.5	2.9
Rentals	3.9	0.2	4.6	0.3
Interest and debt (income) expense, net	(0.7)	(0.0)	(0.8)	(0.1)
Other expense	5.0	0.3	5.7	0.4
Gain on litigation settlement	104.1	6.6	—	—
Gain on disposal of assets	0.2	0.0	0.1	0.0
Income before income taxes and equity in earnings of joint ventures	327.0	20.9	213.7	14.0
Income taxes	76.7		49.9
Equity in earnings of joint ventures	0.3		—
Net income	$250.6	16.0%	$163.8	10.7%

Basic and diluted earnings per share	$16.04		$10.39
Basic and diluted weighted average shares outstanding	15.6		15.8

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	May 2,	May 3,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,157.7	$900.5
Accounts receivable	47.1	56.9
Short-term investments	259.7	258.5
Merchandise inventories	1,506.5	1,469.3
Other current assets	76.1	82.9
Total current assets	3,047.1	2,768.1

Property and equipment, net	884.7	976.0
Operating lease assets	33.9	32.5
Deferred income taxes	78.7	71.3
Other assets	93.4	59.1

Total assets	$4,137.8	$3,907.0

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$1,081.4	$1,056.7
Current portion of long-term debt	96.0	—
Current portion of operating lease liabilities	9.4	10.8
Federal and state income taxes	100.5	79.3
Total current liabilities	1,287.3	1,146.8

Long-term debt	225.7	321.6
Operating lease liabilities	24.3	21.5
Other liabilities	374.9	359.2
Subordinated debentures	200.0	200.0
Stockholders’ equity	2,025.6	1,857.9

Total liabilities and stockholders’ equity	$4,137.8	$3,907.0

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	13 Weeks Ended
	May 2,	May 3,
	2026	2025
Operating activities:
Net income	$250.6	$163.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred costs	43.7	44.9
Gain on disposal of assets	(0.2)	(0.1)
Accrued interest on short-term investments	(2.2)	(3.2)
Changes in operating assets and liabilities:
Increase in accounts receivable	(7.3)	(1.2)
Increase in merchandise inventories	(305.4)	(297.3)
(Increase) decrease in other current assets	(4.1)	10.6
(Increase) decrease in other assets	(0.6)	1.1
Increase in trade accounts payable and accrued expenses and other liabilities	313.6	263.6
Increase in income taxes	75.9	50.4
Net cash provided by operating activities	364.0	232.6

Investing activities:
Purchase of property and equipment and capitalized software	(17.2)	(16.8)
Proceeds from disposal of assets	0.2	0.2
Proceeds from insurance	—	1.5
Purchase of short-term investments	(258.5)	(212.4)
Proceeds from maturities of short-term investments	212.4	282.8
Net cash (used in) provided by investing activities	(63.1)	55.3

Financing activities:
Cash dividends paid	(4.7)	(4.0)
Purchase of treasury stock	—	(98.0)
Issuance cost of line of credit	—	(3.3)
Net cash used in financing activities	(4.7)	(105.3)

Increase in cash and cash equivalents	296.2	182.6
Cash and cash equivalents, beginning of period	861.5	717.9
Cash and cash equivalents, end of period	$1,157.7	$900.5

Non-cash transactions:
Accrued capital expenditures	$6.2	$7.6
Accrued purchase of treasury stock and excise taxes	—	1.0
Lease assets obtained in exchange for new operating lease liabilities	0.3	1.8

Estimates for 2026

The Company is providing the following estimates for certain financial statement items for the 52-week period ending January 30, 2027 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2026	2025
	Estimated	Actual
Depreciation and amortization	$175	$179
Rentals	18	19
Interest and debt (income) expense, net	(5)	(6)
Capital expenditures	130	93

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including those statements under the heading “Estimates for 2026” regarding certain financial statement items for the 52-week period ended January 30, 2027. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; trade disputes and changes in trade policies including the imposition (or threat) of new or increased duties, taxes, tariffs and other charges impacting our products or supply chain; changes in legislation and governmental regulations; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; inability to effectively utilize advancements in technology, including artificial intelligence; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts

(including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com